As filed with the Securities and Exchange Commission on June 24, 1994

                                   Registration No. 33-


                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549

                         -------------------


                              FORM S-8
                      REGISTRATION STATEMENT
                                under
                    The Securities Act of 1933


                         -------------------

                    FEDERAL-MOGUL CORPORATION
        (Exact name of issuer as specified in its charter)

                              Michigan
  (State or other jurisdiction of incorporation or organization)

            38-0533580 (I.R.S. Employer Identification No.)

         26555 Northwestern Highway, Southfield, Michigan  48034
   (Address of Principal Executive Offices)           (Zip Code)

             NON-EMPLOYEE DIRECTOR STOCK AWARD PLAN OF
                      FEDERAL-MOGUL CORPORATION
                      (Full title of the plan)

                       George N. Bashara, Jr.
           Vice President, General Counsel and Secretary
                      Federal-Mogul Corporation
                      26555 Northwestern Highway
                      Southfield, Michigan  48034
              (Name and address of agent for service)

    Telephone number, including area code, of agent for service:
                            (810) 354-8662

CALCULATION OF REGISTRATION FEE

                                               Proposed
                                               Maximum       Proposed
                                               Offering      Maximum
Title of                           Price         Aggregate    Amount of
Securities to   Amount to be       Per           Offering     Registration
be Registered   Registered         Share(1)      Price(1)     Fee
- -------------   ------------       ---------     ---------    ------------
Common Stock    50,000 shares      $30.6875      $1,534,375   $529.00

- --------------------------------------------------------------------------
*  The price shown is the average of the high and low prices of the Common
Stock on the New York Stock Exchange on June 23, 1994, in accordance with
Rule 457(h).
- --------------------------------------------------------------------------
/TABLE

Item 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Federal-Mogul Corporation (the
"Company") with the Commission are incorporated herein by reference:

(a)  The Company's Annual Report on Form 10-K for the year ended
     December 31, 1993;

(b) The Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 1994; and

(c) Description of the Company's Common Stock contained in the Prospectus forming a part of the Company's Registration
     Statement on Form S-3 (No. 33-51265).

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of each such document.


Item 4.  DESCRIPTION OF SECURITIES

The class of securities to be offered is registered under
Section 12 of the Securities Exchange Act.

Item 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Stephanie G. Heim, who has rendered the opinion of counsel attached hereto as Exhibit 5, is employed by the Company as its Associate General Counsel and Assistant Secretary.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Michigan Business Corporation Act.
- ---------------------------------

The Company is organized under the Michigan Business Corporation Act (the "MBCA") which, in general, empowers Michigan corporations to indemnify a person who is a party or threatened to be made a party to any civil, criminal, administrative or investigative action, suit or proceeding (other than actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or of another enterprise at such corporation's request, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, in the case of a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If a person is successful in defending against a derivative action or a third-party action, the MBCA requires that a Michigan corporation indemnify the person against expenses incurred in the action.

The MBCA also empowers Michigan corporations to provide similar indemnity against expenses actually and reasonably incurred by such a person in actions or suits by or int he right of the corporation except in respect of any claim, issue or matter as to which such persons is adjudged to be liable to the corporation, unless and only to the extent that a court determines that, despite the adjudication of the liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity.

Bylaws.
- ------

The Company's bylaws generally require the Company to indemnify the directors and officers to the fullest extent permissible under Michigan law against all expenses (including amounts paid in settlement incurred in any proceeding (whether or not such proceeding was by or in the right of the Company) in which they were parties because of their positions as directors or officers of the Company or because they served at the request of the Company as directors, officers, employees, partners, trustees, or agents of another corporation or entity. However, the Company is not permitted to indemnify where the person has been found liable in any action by or in the right of the Company unless a court has determined that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity. The provision also provides for the advancement of litigation expenses at the request of a director or officer under certain circumstances. Directors and officers are entitled to bring suit against the Company for failure to make a requested indemnification and the Company has the burden of proof to show such indemnification to be improper.

The MBCA permits Michigan corporations to limit the persona liability of directors for a breach of their fiduciary duty. The Company's Articles of Incorporation, which limit liability to the maximum extent permitted by law, provide that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of the director's fiduciary duty. However, the
MBCA and the Articles of Incorporation do not eliminate or limit the liability of a director for any of the following:
(i) a breach of the director's duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) declaration of an unlawful dividend, stock purchase or redemption; (iv) a transaction from which the director derives an improper personal benefit; and (v) an act or omission occurring prior to the date when the provision becomes effective. As a result of the inclusion of such a provision, shareholders of the Company may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.


Item 8.  EXHIBITS

The following exhibits are filed with this registration statement:

Exhibit 4      Non-Employee Director Stock Award Plan of
               Federal-Mogul Corporation

Exhibit 5 Opinion of Stephanie G. Heim with respect to the legality of the Common Stock to be registered hereunder

Exhibit 23.1   Consent of Ernst & Young

Exhibit 23.2   Consent of Stephanie G. Heim (contained in
               Exhibit 5)

Exhibit 24.1   Power of Attorney of Directors and Officers

Item 9.  UNDERTAKINGS

(1) The undersigned registrant hereby undertakes (a) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and
(c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form
S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on June 23, 1994.


                        FEDERAL-MOGUL CORPORATION



                     By:   (Martin E. Welch III)
                        ----------------------------
                            MARTIN E. WELCH III
                        Senior Vice President and
                          Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed by the following persons in the capacities indicated as of June 23, 1994.


          *
- --------------------------    Chairman of the Board, President
DENNIS G. GORMLEY              and Chief Executive Officer,
                               Director


          *
- --------------------------    Senior Vice President and Chief
MARTIN E. WELCH III             Financial Officer


          *
- --------------------------    Vice President and Controller
JAMES B. CARANO


          *
- --------------------------    Director
JOHN J. FANNON


          *
- --------------------------    Director
RODERICK M. HILLS

          *
- --------------------------    Director
ANTONIO MADERO


          *
- -------------------------     Director
WALTER J. McCARTHY JR.


          *
- -------------------------     Director
ROBERT S. MILLER, JR.


          *
- -------------------------     Director
JOHN C. POPE


          *
- -------------------------     Director
HUGO MICHAEL SEKYRA


*By:  (Stephanie G. Heim)
     ----------------------
        Attorney-in-fact
<PAGE 9>
                        INDEX TO EXHIBITS
                        -----------------

Number               Description
- ----------     -------------------------------------------------

Exhibit 4      Non-Employee Director Stock Award Plan of
               Federal-Mogul Corporation

Exhibit 5 Opinion of Stephanie G. Heim with respect to the legality of the Common Stock to be registered hereunder

Exhibit 23.1   Consent of Ernst & Young

Exhibit 23.2   Consent of Stephanie G. Heim (contained in
               Exhibit 5)

Exhibit 24.1   Power of Attorney of Directors and Officers